Exhibit 99.1

California Pizza Kitchen Reports Financial Results For The First Quarter Ended March 30, 2003

California Pizza Kitchen, Inc., (Nasdaq: CPKI) today reported revenues and earnings for the first quarter ended March 30, 2003. Highlights for the first quarter of 2003 relative to the same quarter last year were as follows:

•	Total revenues up approximately 18% to $82.9 million
•	Comparable restaurant sales increase of 2.7%
•	Operating income before pre-opening expenses up 7.5% to $6.7 million
•	Net income of $4.0 million or $0.21 per diluted share compared to net income of $3.7 million or $0.20 per diluted share

Fred Hipp, President and CEO of California Pizza Kitchen commented, “The first quarter saw a convergence of unique circumstances that adversely affected our results. Specifically, economic conditions remained soft, and in our view, consumers remained cautious about their discretionary spending. In addition, extreme weather on both coasts and uncertainty surrounding war with Iraq exacerbated consumer confidence and spending patterns. Despite these challenges, we were able to increase our same store sales by 2.7%, which is clearly a testament to our customer loyalty, brand strength, and operational excellence.” Hipp continued, “However, sales volatility and inefficiencies in our newer restaurants made it difficult to project sales, leverage labor and drive bottom line results. We have begun to address this issue with a “best practices labor team” that is actively reviewing labor standards and staffing needs for our restaurants. This will enable CPK to maintain excellent customer service while focusing on measures that streamline efficiencies at the store level so that we may continue to increase shareholder value.”

Average weekly sales for the Company’s full service restaurants were $54,171 for the first quarter of 2003 compared to $54,420 for the same quarter last year.

During the first quarter of 2003, the Company opened four new restaurants in St Louis, MO; Temecula, CA; Arlington Heights, IL and Pembroke Pines, FL. During the second quarter of 2003, the Company plans to open six or seven new restaurants and is on schedule to open a minimum of 22 new restaurants for all of 2003.

Based on the soft economic environment, and the Easter holiday shift from the first quarter of last year to the second quarter of this year, the Company is taking a more conservative approach for the second quarter and fiscal year 2003. As a result the Company anticipates second quarter same store sales to be 0.5% to 1.5% and corresponding diluted earnings per share to be $0.21 to $0.23. The Easter holiday shift is expected to reduce same store sales by $400,000, or approximately 0.4% during the second quarter of 2003. The Company anticipates same store sales for the second half of the year to also be in the range of 1% to 2% and for fiscal 2003 earnings per diluted share to be in the range of $0.98 to $1.02.

California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain in the premium pizza segment. The Company’s full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups, and sandwiches. The average guest check is approximately $11.60. The chain operates, licenses or franchises 153 restaurants of which 121 are company-owned and 32 operate under franchise or license agreements. The Company also has a strategic alliance with Kraft Pizza Company to manufacture and distribute a line of California Pizza Kitchen premium frozen pizzas.

California Pizza Kitchen can be found on the World Wide Web at www.cpk.com. The conference call will be held on April 22, 2003, at 5:00 p.m. Eastern time. Investors may listen to the conference by choosing the “Calendar of Events” option under the “Investor Relations” section of the company web site at least fifteen minutes prior to the start of the call to register and download any necessary audio software. A replay will be available shortly after the call and available for thirty days.

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are not guarantees of future performance and, therefore, undue reliance should not be placed on them. Forward-looking statements can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Our actual results may differ materially from the expectations referred to herein. Among the key factors that may have a direct bearing on our operating results, performance and financial condition are the execution of our expansion strategy, the continued availability of qualified employees, the maintenance of reasonable food and supply costs and numerous other matters discussed in the Company’s filings with the Securities and Exchange Commission. California Pizza Kitchen undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact: media, Sarah Goldsmith, sgoldsmith@cpk.com, or investors, Greg Levin, glevin@cpk.com 310-342-5000.

Selected Unaudited Consolidated Financial and Operating Data

(Dollars in thousands, except for per share and operating data)

	March 30, 2003	March 31, 2002
Statements of Income
Revenues
Restaurant sales	$81,934	$69,541
Franchise and other revenues	923	675

Total revenues	82,857	70,216
Restaurant costs and expenses
Cost of sales	19,856	17,091
Labor	30,510	25,120
Direct operating and occupancy	16,651	14,016

Total restaurant operating costs	67,017	56,227
General and administrative	4,983	4,326
Depreciation and amortization	4,195	3,468
Pre-opening	720	529

Operating income	5,942	5,666
Other income
Interest income	112	82

Total other income	112	82

Income before income tax provision	6,054	5,748
Income tax provision	(2,061)	(2,012)

Net income	$3,993	$3,736

Net income per common share
Basic	$0.21	$0.20
Diluted	$0.21	$0.20
Shares used in computing net income per common share (in thousands)
Basic	18,802	18,497
Diluted	19,082	18,775
Operating Data
System-wide restaurants open at end of period	153	131
Company-owned restaurants open at end of period	121	102
Average weekly company-owned full service restaurant sales	$54,171	$54,420
Comparable company-owned restaurant sales increase	2.7%	2.7%

	March 30, 2003	March 31, 2002
Statements of Income Percentages (1)
Revenues
Restaurant sales	98.9%	99.0%
Franchise and other revenues	1.1	1.0

Total revenues	100.0	100.0
Restaurant costs and expenses
Cost of sales	24.2	24.6
Labor	37.2	36.1
Direct operating and occupancy	20.3	20.2

Total restaurant operating costs	81.7	80.9
General and administrative	6.0	6.2
Depreciation and amortization	5.1	4.9
Pre-opening	0.9	0.8

Operating income	7.2	8.1
Other income
Interest income	0.1	0.1

Total other income	0.1	0.1

Income before income tax provision	7.3	8.2
Income tax provision	(2.5)	(2.9)

Net income	4.8%	5.3%

Selected Consolidated Balance Sheet Information

(Dollars in thousands)

Selected Consolidated Balance Sheet Information	March 30, 2003	December 29, 2002
Cash and marketable securities	$24,479	$31,261
Total assets	170,814	168,445
Total debt, including current portion	—	—
Shareholders’ equity	139,268	134,121

(1)	Percentages are expressed as a percentage of total revenues, except for restaurant costs and expenses, which are expressed as a percentage of restaurant sales.